                                             As Filed Pursuant to Rule 424(b)(5)
                                             File Nos. 033-48996;
                                                       033-48996-01

                              PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED SEPTEMBER 19, 2003)

                                U.S. $24,100,000
                             (SUBJECT TO REDUCTION)
                         AVAILABLE PRINCIPAL COMMITMENT
                                       AND
                               U.S. $1,852,068.49
                             (SUBJECT TO REDUCTION)
                          AVAILABLE INTEREST COMMITMENT

                         LIQUIDITY FACILITY OBLIGATIONS
                                       OF
                               AIG LIQUIDITY CORP.
                                       AND
                              GUARANTEE OBLIGATIONS
                                       OF
                       AMERICAN INTERNATIONAL GROUP, INC.

                   IN SUPPORT OF THE PAYMENT OF PURCHASE PRICE
       OF TENDERED HOSPITAL AUTHORITY NO. 1 OF LANCASTER COUNTY NEBRASKA,
                   HOSPITAL REVENUE FUNDING BONDS, SERIES 1996

      In connection with the replacement of the current liquidity facility in effect for the 1996 Bonds (as defined herein), AIG Liquidity Corp. is offering payment obligations under a standby purchase agreement, which we refer to as the "Liquidity Facility Obligations." The Liquidity Facility Obligations are unconditionally guaranteed by AIG. The 1996 Bonds bear interest at a variable weekly rate and are subject to optional and mandatory tender for purchase to Wells Fargo Bank Nebraska, National Association, as the tender agent. We are entering a standby purchase agreement, which we refer to as the Standby Agreement, under which we will, subject to certain conditions, purchase the tendered bonds at a purchase price equal to the aggregate principal amount of the tendered bonds plus accrued interest to the purchase date.

      The Liquidity Facility Obligations under the standby agreement and the unconditional guarantee of AIG (the "Guarantee Obligations" and together with the Liquidity Facility Obligations the "Obligations") are not being offered separately from the Bonds, which are being offered pursuant to a separate Official Statement of Hospital Authority No. 1 of Lancaster County Nebraska, which we refer to as the "Authority." The Obligations will expire on September 3, 2004 unless extended or sooner terminated as described in this Prospectus Supplement. The Obligations are not severable from the 1996 Bonds and may not be separately traded. The 1996 Bonds are the obligations solely of the Authority and are not issued or guaranteed by us or AIG. This Prospectus Supplement is being delivered in connection with the remarketing of the 1996 Bonds after a mandatory tender for purchase under the bond indenture, which we refer to as the "Indenture," and may also be delivered in connection with a remarketing of the Bonds purchased by us under the Standby Agreement.

      THESE SECURITIES HAVE NOT BEEN APPROVED OF DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                                    CITIGROUP
                                REMARKETING AGENT

          The date of this Prospectus Supplement is September 19, 2003.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS OR INFORMATION CONTAINED IN DOCUMENTS WHICH YOU ARE REFERRED TO BY THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS. WE ARE OFFERING TO SELL THE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THOSE DOCUMENTS, REGARDLESS OF THE TIME OF DELIVERY OF THE DOCUMENTS OR ANY SALE OF THE SECURITIES.





TABLE OF CONTENTS

                                         Page
                                         ----
Prospectus Supplement

Introduction.......................       S-1

Plan of Distribution...............       S-1

The Bonds..........................       S-1

Standby Agreement..................       S-2

The AIG Guarantee..................       S-6

Prospectus

Where You Can Find More
Information........................         3

Incorporation of Certain Documents
by Reference.......................         3

Description of the Obligations.....         5

AIG Liquidity Corp.................         9

American International
Group, Inc.........................         9

Use of Proceeds...................         10

Plan of Distribution...............        10

Validity of Obligations............        10

Experts............................        11

Cautionary Statement Pursuant
To the Private Securities
Litigation Reform Act of 1995......        11

INTRODUCTION

      This Prospectus Supplement provides you with a summary of information about the 1996 Bonds and information regarding our Liquidity Facility
Obligations and the Guarantee Obligations of AIG. We are providing Liquidity Facility Obligations in support of $24,100,000 aggregate principal amount of the 1996 Bonds.

      On June 3, 1996, the Authority issued $35,750,000 aggregate principal amount of its Hospital Revenue Refunding Bonds, Series 1996, due June 1, 2012 which we refer to as the 1996 Bonds. The Authority entered into a loan agreement, dated May 1, 1994, which we refer to as the Loan Agreement, with BryanLGH Medical Center as successor to Bryan Memorial Hospital, referred to herein as the Hospital. Under the Loan Agreement, the Authority agreed to provide the proceeds of the sale of the Bonds to the Hospital. The proceeds were used to redeem previously issued bonds. The Hospital agreed to make payments under the Loan Agreement directly to the Trustee as the Authority's assignee.

      Owners of the 1996 Bonds have the right to tender, and in certain cases are required to tender, the 1996 Bonds for purchase to the Tender Agent. Citigroup Global Markets Inc., the Remarketing Agent, must use its best efforts to locate investors to purchase the tendered Bonds. In connection with the issue of the Bonds, the Hospital entered into a standby purchase agreement with a commercial bank, which we refer to as the "Bank". Under the agreement, the bank is required, subject to certain conditions, to provide funds to the tender agent for the purchase of tendered Bonds that the Remarketing Agent was not able to sell to new investors.

      As is permitted under the Indenture and the standby purchase agreement with the Bank, the Hospital is entering a replacement standby agreement with us under which we will be required, subject to certain conditions, to purchase 1996 Bonds tendered voluntarily by the holders or tendered pursuant to certain mandatory tender for purchase requirements, in the event that the Remarketing Agent cannot sell the tendered 1996 Bonds to new investors.

      The Indenture provides that the replacement of the Bank with AIG-LC and the registration of our Liquidity Facility Obligations triggers a mandatory tender for purchase of all of the outstanding Bonds five days before the effectiveness of the Standby Agreement. The Remarketing Agent has agreed to use its best efforts to resell the Bonds that are subject to such mandatory tender for purchase.

PLAN OF DISTRIBUTION

      The Obligations are not being sold separately from the Bonds, which are being remarketed pursuant to the Official Statement of the Authority, dated June 1, 1996, as supplemented, which we refer to as the Official Statement. Neither we nor AIG had any role in preparing the Official Statement and neither we nor AIG undertakes any responsibility with respect to the accuracy or completeness of the Official Statement or any information set forth therein.

THE BONDS

      The 1996 Bonds were issued on June 3, 1996 pursuant to a Trust Indenture between the Authority and Wells Fargo Bank Nebraska, National Association, formerly the National Bank of Commerce Trust and Savings Association, as trustee. The 1996 Bonds mature on June 1, 2012 and are subject to redemption as described below.

      The 1996 Bonds bear interest at a weekly interest rate that is adjusted each week by the Remarketing Agent. The interest rate is set at the rate at which the Remarketing Agent determines it could sell the 1996 Bonds at a price of 100% of their principal amount plus any accrued interest. The 1996 Bonds will not bear an interest rate of more than 15% per annum, except in the case of Bank Bonds, which are described in the next section and which may bear a maximum interest rate of 25% per annum. The Hospital may, subject to certain conditions specified in the Indenture, elect to convert the interest rate on the 1996 Bonds to a long-term interest rate that is not adjusted on a weekly basis. Neither we nor AIG will participate in the determination of either the weekly interest rate or any applicable long-term interest rate. The Remarketing Agent's determination of the weekly interest rate and the long-term interest rate is conclusive and binding upon the

Remarketing Agent, the Trustee, AIG-LC as the Standby Purchaser, the bond insurer of the 1996 Bonds, the Authority, the Tender Agent and the owners of the 1996 Bonds.

      The 1996 Bonds may be redeemed in whole or in part at the option of the Hospital on any date on which interest is paid on the 1996 Bonds. The redemption price is 100% of the principal amount of the 1996 Bonds plus accrued interest. In the event that the Bonds are converted to pay interest at the long-term interest rate, the Hospital may redeem the 1996 Bonds on the first day that the bonds are converted to such interest rate at a price of 100% of the principal amount plus accrued interest, and on each June 1 thereafter at the prices specified in the Indenture. The 1996 Bonds are also subject to a sinking fund provision which causes mandatory redemption of a certain principal amount of the 1996 Bonds on the first Wednesday of each June.

      Payments of principal and interest on the 1996 Bonds are insured by a Municipal Bond Insurance Policy with MBIA Insurance Corp., which unconditionally guarantees scheduled payments of principal (when due at maturity or upon payment pursuant to the sinking fund provisions in the Indenture) and of interest on the 1996 Bonds including interest at the Bank Bond rates, as described below. The Policy does not guarantee payment of the purchase price of bonds tendered for purchase.

      Neither we nor AIG is responsible for payment of principal of or interest due on the 1996 Bonds.

BANK BONDS

      Any 1996 Bonds purchased by us that are not subsequently remarketed by the Remarketing Agent are classified as "Bank Bonds." A Bank Bond bears interest at a rate determined in accordance with the Standby Agreement until such Bond is no longer classified as a Bank Bond. The Bank Bond interest rate will equal the higher of (a) the Prime Rate (determined by a bank selected in good faith by us) or (b) the Federal Funds Rate +0.5% per annum (the "Base Rate") except (i) when there is an event of default under the Standby Agreement, (ii) a Bank Bond has been a Bank Bond for more sixty (60) days or more or (iii) when our duty to purchase bonds has ceased. In such circumstances, the Bank Bond interest rate will be the Base Rate plus two (2) percent provided that the Bank Bonds interest rate may never exceed 25%.

      In the event that interest on the Bank Bonds as calculated pursuant to (a) and (b) above would be greater than 25% in the absence of the of the 25% interest rate limit, then the amount of interest that would have accrued in the absence of the 25% limitation will be considered the Excess Bond Interest Amount. If when calculated according to the paragraph above the Bank Bond interest rate is below 25% on any date, and on that date there is a positive Excess Bond Interest Amount, then the interest rate on the Bank Bonds will be 25% on the date on which the interest would otherwise have been below 25%, provided, however, that if application of an interest rate of 25% on such date will reduce the Excess Bond Interest Amount to less than zero, then the interest rate will be such interest rate that will result in a reduction of the Excess Bond Interest Amount to zero.

      1996 Bonds will cease to be Bank Bonds when they are sold by us pursuant to a remarketing of the Bank Bonds by the Remarketing Agent, or if we or a subsequent purchaser directly from us elects not to sell the Bank Bonds pursuant to a remarketing arrangement by the Remarketing Agent.

      Bank Bonds are not subject to purchase with funds we provide to the Tender Agent under the Standby Agreement.

THE AIG FINANCIAL PRODUCTS SWAP AGREEMENT

      The Hospital has entered into an interest rate swap agreement with AIG Financial Products Corp., a Delaware corporation, which we refer to as AIGFP. Under the agreement the Hospital is paying to AIGFP a fixed rate equal to 5.73% of the outstanding principal amount of the bonds, subject to certain conditions. AIGFP is paying the Hospital a variable rate equal to the interest on the bonds. AIGFP's payment obligations under the swap agreement are guaranteed by AIG.

STANDBY AGREEMENT

AVAILABLE COMMITMENT; PURCHASE PERIOD

      AIG-LC is obligated to make available $25,952,068.49 for purchase of the 1996 Bonds,

$24,100,000 of which is the aggregate principal amount of the 1996 Bonds outstanding, which we refer to as the "Available Principal Commitment," and $1,852,068.49 of which is an amount which represents 187 days of accrued interest on such outstanding 1996 Bonds, which we refer to as the "Available Interest Commitment." The Available Principal Commitment will be decreased by
(i) the aggregate principal amount of 1996 Bonds that are redeemed and are no longer outstanding under the Indenture and (ii) the aggregate principal amount of 1996 Bonds that we purchase under the Standby Agreement. The Available Principal Commitment will be increased by (i) the aggregate principal amount of 1996 Bonds we sell or another holder of Bank Bonds sells through the Remarketing Agent under the Standby Agreement or (ii) the aggregate principal amount of 1996 Bonds, which we or another holder of Bank Bonds elects keep under the Standby Agreement after receiving notice of successful remarketing by the Remarketing Agent. The Available Principal Commitment may also be reduced in connection with certain remedies to the Events of Default specified in this Prospectus Supplement. The Available Interest Commitment is decreased or increased corresponding to the decrease or increase in the Available Principle Commitment.

      The obligation of AIG-LC to provide funds to purchase 1996 Bonds tendered to the Tender Agent will be effective from the date the Standby Agreement is delivered to the Tender Agent, until the earliest of:

      - September 3, 2004 or such later expiration date as may become effective pursuant to the terms of the Standby Agreement;

      - the date we receive a certificate signed by an officer of the Tender Agent stating that the period during which we are required to purchase tendered 1996 Bonds has been terminated pursuant to the terms of the Indenture because either a new standby agreement has been provided under the Indenture and as provided in the Standby Agreement, or no 1996 Bonds remain outstanding;

      - the close of business on the day after we receive notice from an officer of the Tender Agent that the 1996 Bonds have been converted to a long-term interest rate and such interest rate has gone into effect;

      - the close of business on the date that the Hospital provides notice to us that the Hospital has elected to terminate the Standby Agreement as permitted under the terms of the Standby Agreement;

      - the date of termination of the Available Principal and Available Interest Commitments and AIG-LC's obligation to purchase 1996 Bonds due as a result of an Event of Default under the Standby Agreement.

      We refer to this period as the "Purchase Period." The Purchase Period will not be extended without our consent.

FUNDING OF PURCHASE OF TENDERED BONDS BY THE TENDER AGENT FOR THE ACCOUNT OF AIG-LC

      No later than 12:00 noon (New York time) on the day after a Bondholder tenders 1996 Bonds for purchase we will receive notice from the Tender Agent of such tender that includes the principal amount of the 1996 Bonds tendered for purchase and the date specified for purchase. No later than 4:00 p.m. (New York time) on the day before the Tender Agent must purchase bonds that have been tendered, the Remarketing Agent must inform the Tender Agent of the principal amount of 1996 Bonds for which it has received an indication of interest from prospective purchasers. No later than 5:00 p.m. (New York time) on such date the Tender Agent must provide us with notice of the amount of 1996 Bonds for which the Remarketing Agent has received indications of interest. No later than 10:00 a.m. (New York time) on the business day on which the 1996 Bonds must be purchased by the Tender Agent, which we refer to as the "Purchase Date," the Tender Agent must provide us with notice of the 1996 Bonds that have been sold by the Remarketing Agent and the aggregate purchase price (consisting of the aggregate principal amount of such 1996 Bonds plus accrued interest) of those 1996 Bonds that were not sold and therefore must be purchased by us.

      After the receipt of such notice, we will, by no later than 2:00 p.m. (New York time) on the Purchase Date make available to the Tender

Agent in immediately available funds, the purchase price of such 1996 Bonds.

SALES OF BANK BONDS BY AIG-LC

      We may sell Bank Bonds at any time subject to the terms of the Standby Agreement. Such sales (other than those following a remarketing of the Bank Bonds by the Remarketing Agent) will be made only to institutional investors or other entities or individuals which customarily purchase commercial paper or tax-exempt securities in large denominations.

      We must notify the Trustee, Tender Agent and Remarketing Agent of any such sales of Bank Bonds and notify the transferee that (i) that such 1996 Bond is no longer one of the bonds that we are required to purchase under the Standby Agreement as long as it remains a Bank Bond, (ii) such Bond may be transferred only according to the terms of the Standby Agreement and does not carry any short term rating from Moody's and S & P as long as the Bond is a Bank Bond and
(iii) that such Bond is subject to sale and may cease to be a Bank Bond if remarketed by the Remarketing Agent.

      In connection with any sale of Bank Bonds outside of the remarketing of the Bank Bonds by the Remarketing Agent, we will provide the Tender Agent with the written agreement of the purchaser of such Bank Bonds in which the purchaser
(i) acknowledges the terms of the Standby Agreement relating to the Bank Bonds,
(ii) agrees not to sell the Bank Bonds or beneficial interest therein except to us, pursuant to the remarketing efforts of the Remarketing Agent or to institutional investors as described above, (iii) provides the address, telephone number and account number for purposes of notices and payments to the purchaser of the Bank Bonds and (iv) acknowledges that the short-term ratings on the 1996 Bonds are not applicable as long as the bond is a Bank Bond.

SALES OF BANK BONDS BY REMARKETING AGENT

      The Remarketing Agent may sell Bank Bonds received by the Tender Agent on our behalf (and any subsequent purchaser of such bonds from us) pursuant to the Indenture, at a price equal to the aggregate principal amount of such bonds plus accumulated interest thereon. We and any subsequent purchaser from us may elect not to sell the Bank Bonds or any portion of them. After any such sale by the Remarketing Agent or any election not to sell by us or a subsequent purchaser, the 1996 Bonds will no longer be classified as Bank Bonds and will bear the weekly interest rate as determined by the Remarketing Agent.

COMMITMENT FEE

      The Hospital has agreed to pay to us a commitment fee under the Standby Agreement of 0.25% per annum commencing on the date on which the Standby Agreement is delivered to the Tender Agent and continuing for as long as we are committed to purchase 1996 Bonds tendered for purchase. The amount of the commitment fee is calculated based on the average daily amount of the Available Principal and Available Interest Commitments during the relevant commitment payment period. This fee will be paid in immediately available funds in arrears on each first Wednesday of December, March, June and September beginning December 2003.

EVENTS OF DEFAULT; TERMINATION

      Each of the following is an event of default under the Standby Agreement:

      a) any principal or interest due under the Loan Agreement is not paid by the Hospital when due and such principal or interest is not paid by the bond insurer when, as, and in the amounts required to be paid pursuant to the terms of the Financial Guaranty Insurance Policy from MBIA Insurance Corporation, which we refer to as the "Policy";

      b) nonpayment of the commitment fee or the purchase demand fee (a nominal amount) payable under the Standby Agreement within five Business Days after the bond insurer and the Issuer have received notice from us that the same were not paid when due;

      c) nonpayment of any other fees, or any other amount, when due under the Standby Agreement, if such failure to pay when due shall continue for seven Business Days after written notice thereof to the Issuer and the bond insurer by us;

      d) any representation or warranty made by the Hospital under or in connection with the Standby Agreement or any of the Bond Documents shall prove to be untrue in any material respect on the date as of which it was made;

      e) the breach by the Issuer of any of the terms or provisions of the affirmative covenants or negative covenants in the Standby Agreement;

      f) a proceeding is instituted in a court having jurisdiction over the Hospital, any of its activities or any of its properties seeking an order for relief, rehabilitation, reorganization, conservation, liquidation or dissolution in respect of the Issuer under applicable law and such proceeding is not terminated for a period of 60 consecutive days or such court enters an order granting the relief sought in such proceeding or the Issuer shall institute or take any corporate action for the purposes of instituting any such proceeding; or the Issuer shall become insolvent or unable to pay its debts as they mature or shall commence a voluntary case under applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of the Issuer, or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts or claims as they become due, or shall take any corporate action in furtherance of any of the foregoing;

      g) the Hospital shall default in any payment of principal of or interest on any obligation for borrowed money (or of any obligation under conditional sale or other title retention agreement or of any obligation secured by purchase money mortgage or of any obligation under notes payable or drafts accepted representing extensions of credit) payable from the revenues pledge as security under the Master Trust Indenture, dated as of May 1, 1994, among, inter alia, the Hospital and the Trustee) beyond any period of grace provided with respect thereto; or (2) the Hospital shall default in the performance or observance of any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event of default thereunder or under such agreement shall occur and be continuing) and the effect of such event of default is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity;

      h) the failure on the part of the Hospital to perform or observe any other term, covenant or agreement contained in the Standby Agreement or any of the other Bond Documents on its part to be performed or observed and (a) with respect to any such term, covenant or agreement contained in the Standby Agreement (other than any of the terms or provisions of the affirmative covenants or the negative covenants), any such failure remains unremedied for 30 days; and (b) with respect to any such term, covenant or agreement contained in any of the other Bond Documents, any such failure remains unremedied after any applicable grace period specified in such Bond Document;

      i) the Indenture shall terminate or cease to be of full force and effect, other than as a result of any redemption or defeasance in full of the 1996 Bonds; or the Hospital shall in writing to the Trustee claim that its obligations under the Bonds, the Indenture, any Bond Document or the Standby Agreement are not valid and binding on the Hospital or repudiate such obligations; or the Hospital shall initiate any legal proceedings to seek an adjudication that any such obligations are not valid and binding on the Issuer; or any court or governmental authority with jurisdiction to rule on the validity of such obligations shall announce, find or rule that any such obligations are not valid and binding on the Issuer;

      j) the occurrence of any "Event of Default" as defined in the Indenture;

      k) the occurrence of an Insurer Event of Insolvency as defined in the Standby Agreement;

      l) the President or an Executive Vice President of the bond insurer shall in writing to the Trustee claim that the Policy with respect to the payment of principal of or interest on the Bonds is not valid and binding on the bond insurer, and repudiate its obligations under the Policy with respect to payment of principal of or interest on the 1996 Bonds, or the bond insurer shall initiate any legal proceedings to seek an adjudication that the Policy, with respect to the payment of principal of or interest on the 1996 Bonds, is not valid and binding on the bond insurer; or

      m) any court or governmental authority with jurisdiction to rule on the validity of the Policy shall announce, find or rule that the Policy is not valid and binding on the bond insurer.

      "Bond Documents" means the Indenture, the Master Indenture (and all supplements) referred to in the Official Statement, the Standby Agreement, the Loan Agreement, the Custody Agreement between AIG-LC and the Tender Agent, the Remarketing Agreement and the Policy.


      Our obligation to purchase 1996 Bonds under the Standby Agreement will be immediately suspended in the event that an event of default listed under paragraphs (l) or (m) above should occur. We must notify the Tender Agent, the Trustee and the Remarketing Agent of the suspension promptly upon obtaining knowledge of such a default event. Failure to provide such notice, however, will not affect our right to suspend our obligations to purchase the 1996 Bonds. If a court with valid jurisdiction then issues a non-appealable judgment that the Policy is not valid then our obligations will be immediately terminated without notice or demand. Our obligations to purchase tendered 1996 Bonds will be reinstated in the event that a court with valid jurisdiction issues a judgment that the Policy is valid and enforceable. If, however, after three years, litigation is still pending and no final non-appealable judgment has been entered by a court with competent jurisdiction then our obligation to purchase tendered 1996 Bonds will terminate without notice or demand.

      Our obligation to purchase tendered 1996 Bonds under the Standby Agreement will be immediately terminated without notice or demand if an event of default listed under paragraphs (a) or (k) above should occur. We must give prompt written notice to the Hospital, the Tender Agent, the Trustee, and the Remarketing Agent gaining knowledge of the occurrence of such events. Our failure to provide such notice, however, will not affect the termination of our obligation to purchase the 1996 Bonds.

      In the event of an occurrence of an event of default described in paragraphs (b) or (c) above, we may give written notice to the Hospital, the Tender Agent, the Trustee and the Remarketing Agent designating such event as triggering a mandatory tender of the 1996 Bonds, designating the date on which our obligations to purchase tendered 1996 Bonds would terminate and requesting a mandatory tender of the 1996 Bonds. Our obligations under the Standby Agreement will terminate thirty (30) days after such notice.

      Upon the occurrence of any of the events specified above, we will also have all remedies provided at law or equity, providing however, that we may terminate our obligations to purchase tendered 1996 Bonds only as specified above.

THE AIG GUARANTEE

      AIG has issued an unconditional and irrevocable guarantee in favor of the Tender Agent guaranteeing prompt payment of our payment obligations under the Liquidity Facility Obligations. The Tender Agent may proceed against AIG under the guarantee whether or not it has proceeded against us with respect to our obligations. AIG's guarantee will apply to any successors and assigns of the Hospital and will remain in effect until all of our applicable obligations have been paid. AIG may apply a set-off of any amounts owed to us by the Tender Agent against any amounts owed by AIG under the guarantee.

                         LIQUIDITY FACILITY OBLIGATIONS
                                       AND
                           CREDIT FACILITY OBLIGATIONS
                                       OF
                               AIG LIQUIDITY CORP.
                                       AND
                              GUARANTEE OBLIGATIONS
                                       OF
                       AMERICAN INTERNATIONAL GROUP, INC.

      We may from time to time enter into standby bond purchase agreements with issuers, ultimate obligors, Trustees or tender agents in respect of one or more series of variable rate or short-term municipal bonds, referred to as the Bonds. The Bonds of each series, including any Bonds remarketed by a remarketing agent as described herein, will be subject, at the option of the holder of the Bonds, to tender for purchase and, under certain circumstances, will be subject to mandatory tender for purchase, at the times and on the terms and conditions set forth in the Indenture for such Bonds. Under the terms of any such standby bond purchase agreement, referred to as a Standby Agreement, we will be obligated to purchase tendered Bonds which have not been remarketed by a remarketing agent as described in, and subject to any conditions described in, the applicable Prospectus Supplement. Any tendered Bonds so purchased by us would again be subject to tender for purchase at the option of the holder if such Bonds are remarketed by the remarketing agent.

      Instead of, or in addition to, entering into a Standby Agreement with respect to a series of Bonds, we may from time to time issue direct-pay letters of credit, referred to herein as a Letter of Credit, in respect of such series of Bonds. Each Letter of Credit will be issued in favor of the Trustee under the Indenture under which the Bonds are issued for the benefit of the holders of the Bonds. Pursuant to any such Letter of Credit, the Trustee will be authorized to draw directly on us from time to time to fund payments of principal of and interest on the Bonds and, in certain cases, to fund the purchase by the tender agent of tendered Bonds which have not been remarketed by a remarketing agent in each case as described in, and subject to any conditions described in, the applicable Prospectus Supplement. In conjunction with issuing a Letter of Credit, we and the Issuer of the applicable series of Bonds will enter into a reimbursement agreement under which we will be entitled to reimbursement of all credit drawings at such times and on such terms as provided in a reimbursement agreement and described in the applicable Prospectus Supplement.

      Our payment obligations under each Standby Agreement or Letter of Credit will be unconditionally guaranteed pursuant to a general guarantee relating to all Standby Agreements or letters of credit or a specific guarantee relating to the relevant Standby Agreement or Letter of Credit issued by American International Group, Inc., which we refer to herein as AIG.

      The Prospectus Supplement with respect to a Standby Agreement or Letter of Credit and a guarantee will set forth the title of the relevant series of Bonds, the name of the Issuer and any insurer, a summary of certain terms of the Bonds relevant to the operation of the Standby Agreement or Letter of Credit and the guarantee, and specific terms of such Standby Agreement or Letter of Credit and guarantee, including whether and under what circumstances the obligations under the Standby Agreement or Letter of Credit and guarantee may be suspended or terminated.

      This Prospectus and the Prospectus Supplement together constitute an offering of our obligations under the relevant Standby Agreement, which we refer to as our Liquidity Facility Obligations or the relevant Letter of Credit which we refer to as the Credit Facility Obligations, and the obligations of AIG under the relevant Guarantee, which we refer to as our Guarantee Obligations. We will refer to our Liquidity Facility Obligations, our Credit Facility Obligations and the Guarantee Obligations as the Obligations.

      This Prospectus and the Prospectus Supplement together do not constitute an offering of the Bonds related to the Obligations, which have been or will be offered pursuant to a separate offering document called an Official Statement. We and AIG undertake no responsibility with respect to the accuracy or completeness of any Official Statement or any information set forth therein. The Obligations may not be traded separately from the Bonds to which they relate. This Prospectus and the Prospectus Supplement may be delivered at the time of initial issuance of the Bonds of a series or the remarketing thereof in connection with the replacement by the Obligations of another liquidity facility or credit facility in effect with respect to such Bonds and, when appropriately supplemented, if required, may also be delivered in connection with a remarketing of any Bonds purchased by us or any of our affiliates.

      Payment of principal of and interest on the Bonds of a series to which our Liquidity Facility Obligations relate is solely the obligation of the Issuer of the Bonds and is not insured or guaranteed by us, AIG or any affiliate of either us or AIG. Although Credit Facility Obligations issued by us with respect to a series of Bonds will serve to support payment of principal of and interest on such Bonds, payment of such amounts will be primarily the obligation of the Issuer, as described in the Official Statement for such Bonds, notwithstanding the existence of such Credit Facility Obligations.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        FOR NORTH CAROLINA RESIDENTS ONLY

THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED OF THE OFFERING, NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

THIS PROSPECTUS MAY NOT BE DELIVERED UNLESS ACCOMPANIED BY THE PROSPECTUS SUPPLEMENT.

                The date of this Prospectus is September 19, 2003

                               NOTICE TO INVESTORS



YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT OR INFORMATION CONTAINED IN DOCUMENTS WHICH YOU ARE REFERRED TO BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE ARE OFFERING TO SELL THE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THOSE DOCUMENTS, REGARDLESS OF THE TIME OF DELIVERY OF THE DOCUMENTS OR ANY SALE OF THE SECURITIES.


                       WHERE YOU CAN FIND MORE INFORMATION

      We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at:

                            SEC Public Reference Room
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

         Please call the SEC at 1-800-SEC-0330 for further information.

      AIG's filings are also available to the public through:

      -     The SEC web site at http://www.sec.gov

      -     The New York Stock Exchange
            20 Broad Street
            New York, New York 10005

AIG's common stock is listed on the NYSE under the symbol "AIG."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      The SEC allows us to "incorporate by reference" the information AIG files with the SEC, which means that we can disclose important information to you by referring you to those documents. When post-effective amendment no. 2 to the Registration Statement of which this prospectus is a part became effective, the following documents were incorporated by reference.

      -     Annual report on Form 10-K for the year ended December 31, 1995.

      -     Quarterly report on Form 10-Q for the quarter ended March 31, 1996.


      All of AIG's filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 since the effective date of post-effective amendment no. 2 to the Registration Statement have been incorporated by reference in this prospectus and all of AIG's future filings with the SEC under such sections will be incorporated by reference until the termination of the offering of the Obligations. The information incorporated by reference in this prospectus is considered to be part of this prospectus, and later information that AIG has filed or files in the future with the SEC will automatically update and supersede that information as well as the information included in this prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, of which this Prospectus is a part, and exhibits thereto which AIG-LC and AIG have filed with the Commission under the Securities Act of 1933, to which reference is hereby made.

      We will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus.

      Requests for such documents should be directed to AIG's Director of Investor Relations, 70 Pine Street, New York, New York 10270, telephone (212) 770-6293.

      This Prospectus constitutes a prospectus with respect to the Obligations of AIG-LC and AIG specified in the Prospectus Supplement. No Registration Statement has been filed under the 1933 Act with respect to the Bonds specified in the Prospectus Supplement.



                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

                         DESCRIPTION OF THE OBLIGATIONS

      GENERAL

      We may enter or issue Standby Agreements or letters of credit from time to time the obligations of which will be guaranteed by AIG, with respect to one or more series of Bonds specified in the applicable Prospectus Supplement. The Bonds of each series and any municipal Bond insurance policy purchased by the Issuer with respect to such Bonds have been or will be described in a separate Official Statement of the Issuer. We and AIG undertake no responsibility with respect to the accuracy or completeness of any Official Statement or any information set forth therein.

      Our obligations under each Standby Agreement or Letter of Credit and the obligations of AIG under each guarantee will rank equally with all other of our and AIG's general unsecured and unsubordinated obligations. The Obligations are not being issued pursuant to an indenture.

      In connection with each Standby Agreement or Letter of Credit, AIG will agree to provide, or cause to be provided, by means of capital contributions, purchases of assets, loans or otherwise, funds to us to the extent necessary to enable us to meet our obligations under the Standby Agreement or Letter of Credit. Any such agreement to provide or cause to be provided funds will be solely for the benefit of and enforceable by us and AIG.

      AIG depends on its subsidiaries for cash flow in the form of loans, advances and dividends. Some AIG subsidiaries, namely those in the insurance business, are subject to regulatory restrictions on the amount of dividends which can be paid to AIG. These restrictions vary by state. For example, unless permitted by the New York Superintendent of Insurance, general insurance companies domiciled in New York may not pay dividends to shareholders which in any twelve month period exceed the lesser of 10 percent of the company's statutory policyholders' surplus or 100 percent of its "adjusted net investment income," as defined. Generally, less severe restrictions applicable to both general and life insurance companies exist in most of the other states in which AIG's insurance subsidiaries are domiciled. Certain foreign jurisdictions have restrictions which generally cause only a temporary delay in the remittance of dividends. There are also various local restrictions limiting cash loans and advances to AIG by its subsidiaries. Largely as a result of the restrictions, approximately 72 percent of consolidated capital funds were restricted from immediate transfer to AIG at December 31, 2002.

      Each Standby Agreement or Letter of Credit will be entered into or issued at the same time of or after the original issuance of the Bonds described in the Prospectus Supplement, in either case as set forth in the Prospectus Supplement, and will expire on the stated termination date set forth in the Prospectus Supplement unless extended or earlier terminated upon the conditions described in the Prospectus Supplement.

      The Prospectus Supplement will describe the specific terms of the Obligations in respect of which this Prospectus is being delivered, including among other things: (1) the timing, terms and method of purchase of Bonds to which the Liquidity Facility Obligations relate under the Standby Agreement; (2) the timing, terms and method of making credit drawings to which Credit Facility Obligations relate under the Letter of Credit and the timing, terms and method of reimbursing us for such credit drawings under the related reimbursement agreement; (3) whether and under what circumstances such Obligations will be terminable without, prior to, or after a mandatory tender for purchase or acceleration of the related Bonds; (4) any limitations on our rights to resell Bonds we purchase; (5) the commitment fee payable to us; and (6) any other relevant terms of the Standby Agreement, the Letter of Credit, the reimbursement agreement and the guarantee, as the case may be. The term of each Standby Agreement or Letter of Credit shall be set forth in the Prospectus Supplement, and generally will be at least 360 days, unless the final maturity of the Bonds occurs prior to the end of such 360 day period, in which case the term of the Standby Agreement or Letter of Credit would end on the date of such final maturity of the Bonds as described in the next section of this Prospectus.

      The Prospectus Supplement will also specify the following terms of the Bonds to which the Obligations relate: (1) the Issuer and title of such Bonds;
(2) the aggregate principal amount of such Bonds; and (3) certain other terms of the Bonds or any insurance policy relevant to the operation of the Standby Agreement, the Letter of Credit, the reimbursement agreement or the guarantee.

      Payment of principal of and interest on the Bonds of a series to which our Liquidity Facility Obligations relate is solely the obligation of the Issuer and is not insured or guaranteed by us, AIG, or any affiliate of us or AIG. Although Credit Facility Obligations issued by us with respect to a series of Bonds will serve to support payment of principal of and interest on such Bonds, payment of such amounts will be primarily the obligation of the Issuer, as described in the Official Statement for such Bonds, notwithstanding the existence of such Credit Facility Obligations. Under certain circumstances, the Obligations with respect to the purchase of Bonds of any series may be terminated or suspended upon an Event of Default (as defined in the relevant Standby Agreement or reimbursement agreement and described in the Prospectus Supplement).

      Each holder of Bonds will be responsible for acting individually with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or other amendments pertaining to the Bonds, enforcing covenants and taking action upon a default.

      During the period that the Bonds are owned by us or by a qualified purchaser from us (including AIG), such Bonds will bear interest at a rate based on a reference rate or an index as described in the Prospectus Supplement, subject in certain cases to a maximum rate, or will bear interest as otherwise described in the Prospectus Supplement. We or our affiliates may hedge our interest rate exposure in connection with Bonds we purchase, by entering into interest rate swaps or similar transactions that would have the effect of converting interest on the purchased Bonds into a LIBOR based rate (subject in certain cases to no such maximum rate or to a different maximum rate). Unless otherwise set forth in the Prospectus Supplement, the remarketing agent will have a continuing obligation to use its best efforts to find purchasers for any Bonds owned by us or a qualified purchaser who purchased the Bonds from us.

      The following descriptions under "Tender of Bonds," "The Standby Agreements," "The Letters of Credit," "Amount of Commitment" and "The Guarantees" are general in nature and qualified in their entirety by reference to, and may be superseded to the extent described in, the Prospectus Supplement relating to any particular series of Bonds.

      TENDER OF BONDS

            Tender Option

      The Bonds of each series will be subject, at the option of the holder of the Bonds, to tender for purchase with funds available to the tender agent. The terms of the Bonds of a series may permit such tenders at any time upon notice or at specified times relating to the reset of the interest rate with respect to the Bonds of such series. On the date on which the Bonds of any series are issued and on each interest reset date for such Bonds, in general, the remarketing agent will determine the interest rate for the Bonds which is necessary to remarket tendered Bonds at a price equal to 100% of the principal amount thereof plus any accrued interest. The Bonds will bear interest at such rate for the next succeeding interest rate period. Tenders of the Bonds will be made to the tender agent for purchase at a price equal to 100% of the principal amount thereof plus any accrued interest to the date of tender (the "purchase price").

            Mandatory Tender

      Bonds with respect to which the interest rate period has been changed or which have been converted to a fixed rate may be subject to mandatory tender to the tender agent for purchase. In addition, the Bonds may be subject to mandatory tender for purchase immediately prior to the termination or expiration, and in some circumstances the replacement of the relevant Standby Agreement or Letter of

Credit. Unless otherwise provided in the Prospectus Supplement, if such Bonds are not delivered when due for tender, they will nevertheless be deemed to be tendered and purchased at the purchase price designated relevant in the Indenture with funds available to the tender agent.

      THE STANDBY AGREEMENTS

      The following paragraphs under the caption "The Standby Agreements" apply to any series of Bonds with respect to which we have entered into a Standby Agreement.

            Method of Purchase of Bonds by AIG-LC

      On the purchase date for the Bonds of any series, the tender agent or the Trustee as set forth in the Prospectus Supplement shall give us notice of the aggregate purchase price of that portion of the tendered Bonds of such series that remain unsold. After we receive such notice, we will (unless our obligations have been terminated or suspended and subject to any conditions, including the maximum amount we are committed to provide, described in the Prospectus Supplement) by the time set forth in the Prospectus Supplement, make the requested amount available to the party so designated in the Prospectus Supplement, in immediately available funds or such other funds as shall be permitted as described in the Prospectus Supplement. As soon as practicable thereafter, but in any event not later than the time set forth in the Prospectus Supplement on each purchase date, the tender agent will be required under the applicable Indenture to purchase such Bonds, for our account, at the purchase price. The tender agent will be required to remit to us such funds which are not so used to purchase tendered Bonds.

      The Indenture will in general provide that if sufficient funds are duly deposited on such date, then such Bonds shall be deemed to have been purchased for all purposes under the related Indenture and that thereafter such holder will have no further rights under the related Indenture, except to receive the purchase price from the funds so deposited upon surrender thereof. Neither we nor AIG will have any liability to a holder for the failure by the tender agent to apply funds received by it to the purchase price of the related Bonds.

            Events of Default and Nature of Obligations

                  Unconditional Obligations

      If the Liquidity Facility Obligations are unconditional, as described in the Prospectus Supplement, the occurrence and continuance of certain Events of Default (as defined in the Standby Agreement and described in the Prospectus Supplement) shall, except as otherwise described in the Prospectus Supplement, give us the right to terminate our obligations under the Standby Agreement upon written notice to the Issuer and tender agent specifying a date on which the Standby Agreement will terminate. In such event, a mandatory tender of the Bonds may take place pursuant to the Indenture prior to the date specified for termination and we will be obligated, subject to the terms and conditions of the Standby Agreement and except as otherwise described in the Prospectus Supplement, to provide funds for the payment of the purchase price of tendered Bonds that are not remarketed.

                  Conditional Obligations

      If the Liquidity Facility Obligations are conditional, as described in the Prospectus Supplement, the occurrence and continuance of certain Events of Default will, except as otherwise described in the Prospectus Supplement, result in either immediate suspension or termination of our obligations to purchase without further action by us or give us the right to suspend or terminate its obligations under the Standby Agreement. In such event, except as otherwise described in the Prospectus Supplement, either no mandatory tender of Bonds will take place prior to such a suspension or termination or if a mandatory tender does occur the Standby Agreement will have terminated prior to the purchase date. Except as otherwise described in the Prospectus Supplement, neither we nor AIG will be obligated to provide funds for the payment of the purchase price of tendered Bonds during such a suspension or following such termination.

     Obligation of Tender Agent to Obtain Funds Under the Standby Agreement

      The tender agent will be entitled under the Standby Agreement to demand funds for the payment of purchase price and the Standby Agreement will expressly provide that the Standby Agreement is for the benefit of the tender agent. The Indenture will provide that the tender agent is obligated to take such actions as may be necessary to obtain immediately available funds on each purchase date under the Standby Agreement sufficient in amount to enable the tender agent to pay the purchase price on such purchase date.

      THE LETTERS OF CREDIT

      The following paragraphs under the caption "The Letters of Credit" apply to any series of Bonds with respect to which AIG-LC has issued a Letter of Credit.

            Method of Payment of Credit Drawings by AIG-LC

      The Trustee shall give to us notice of credit drawings from time to time up to the initial amount stated in the Letter of Credit. After receipt of such notice, we shall (unless our obligations have been terminated or suspended and subject to any conditions, including the maximum amount we are obligated to provide, described in the Prospectus Supplement), by the time set forth in the Prospectus Supplement, make such amount available to the Trustee, in immediately available funds or such other funds as shall be permitted as described in the Prospectus Supplement. The Trustee will apply such credit drawings to pay principal of and interest on the Bonds or to purchase at the purchase price tendered Bonds which have not been remarketed by a remarketing agent. If the credit drawing is made to purchase tendered Bonds, the Trustee will be required to remit to us such funds which are not so used to purchase tendered Bonds.

      Neither we nor AIG will have any liability to a holder for the failure by the Trustee or any other person to apply funds received by us or AIG under the Letter of Credit to payments of principal of, interest on or purchase price of, as the case may be, the related Bonds.

            Method of Reimbursement of Credit Drawings

      Pursuant to the reimbursement agreement, we will be entitled to reimbursement by the Issuer of the Bonds of all credit drawings at such times and on such terms as provided in the reimbursement agreement and described in the Prospectus Supplement. If any such reimbursement obligation of an Issuer is not paid on the same day on which credit drawings are made, the Issuer will be obligated to pay us interest on the unpaid amount thereof.

            Events of Default

      The default by the Issuer of its obligation to reimburse us for credit drawings, or the occurrence and continuance of certain other events of default (as provided in the relevant reimbursement agreement and described in the Prospectus Supplement), shall, except as otherwise described in the Prospectus Supplement, give us the right to terminate our obligations under the Letter of Credit upon written notice to the Issuer or the Trustee specifying a date on which the Letter of Credit shall terminate. In such event, a mandatory tender or acceleration of the Bonds may take place pursuant to the Indenture prior to the date specified for termination and we will be obligated, subject to the terms and conditions of the Letter of Credit and except as otherwise described in the Prospectus Supplement, to make credit drawings available to the Trustee for the acceleration of the Bonds or the payment of the purchase price of tendered Bonds.

        Obligation of Trustee to Obtain Funds Under the Letter of Credit

      The Trustee will be entitled under the Letter of Credit to draw funds for the payment of principal of and interest on the Bonds and, in certain cases, to purchase tendered Bonds which have not been remarketed by a remarketing agent, and the Letter of Credit will expressly provide that the Letter of Credit is for the benefit of the Trustee. The Indenture will provide that the Trustee is obligated to make credit drawings as necessary to obtain immediately available funds for the payment of principal of and interest on the Bonds or to purchase tendered Bonds which have not been remarketed by a remarketing agent, in each case as such amounts become due and payable.

      AMOUNT OF COMMITMENT

      Except as otherwise described in the Prospectus Supplement, each Standby Agreement and Letter of Credit will have an initial stated amount which is equal to the sum of (a) the aggregate principal amount of the Bonds and (b) an amount at least equal to the interest that would accrue on the Bonds during the period specified on the Prospectus Supplement, computed as though the Bonds bore interest at the maximum rate of interest permitted to be borne by the Bonds for such period as set forth in the related Prospectus Supplement.

      Upon the purchase of any Bonds under a Standby Agreement, and upon the payment and reimbursement of credit drawings under a Letter of Credit, the initial stated amount described above will be adjusted as described in the Prospectus Supplement.

      THE GUARANTEES

      The Liquidity Facility Obligations and Credit Facility Obligations will be unconditionally guaranteed by AIG pursuant to a guarantee. The applicable guarantee will terminate upon the termination of our obligations pursuant to the relevant Standby Agreement or Letter of Credit.

                               AIG LIQUIDITY CORP.

      We were incorporated on June 29, 1992 in the State of Delaware. All outstanding capital stock of AIG-LC is owned by AIG. AIG-LC's principal executive offices are located at 50 Danbury Road, Wilton, Connecticut 06897-4444, Telephone No. (203) 222-4700.

      Our business consists of providing liquidity for the payment of the tender price of certain variable rate municipal securities through Standby Agreements, providing credit support for the payment of principal of, interest on and tender price of certain variable rate municipal securities through Standby Agreements, Letters of Credit and certain related activities.

                       AMERICAN INTERNATIONAL GROUP, INC.

      AIG, a Delaware corporation, is a holding company which through its subsidiaries is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG's primary activities include both general and life insurance operations. Other significant activities include financial services, and retirement savings and asset management.

      AIG's principal executive offices are located at 70 Pine Street, New York, New York 10270, and its telephone number is 212-770-7000.

      The following table sets forth the historical ratios of earnings to fixed charges of AIG and its consolidated subsidiaries for the periods indicated:

                                   Six months
                                      Ended
                                    June 30,        Year Ended December 31,
                                   -----------  -------------------------------
                                   2003   2002  2002   2001   2000   1999  1998
                                   ----   ----  ----   ----   ----   ----  ----
Ratio of earnings to fixed
charges                            4.05   3.97  3.10   2.92   3.59   3.96  3.57
                                   ====   ====  ====   ====   ====   ====  ====

      The ratios shown are significantly affected as a result of the inclusion of the fixed charges and operating results of AIG Financial Products Corp. and its subsidiaries (AIGFP). AIGFP structures borrowings through guaranteed investment agreements and engages in other complex financial transactions, including interest rate and currency swaps. In the course of its business, AIGFP enters into borrowings that are primarily used to purchase assets that yield rates greater than the rates on the borrowings with the intent of earning a profit on the spread and to finance the acquisition of securities utilized to hedge certain transactions. The pro forma ratios of earnings to fixed charges, which exclude the effects of the operating results of AIGFP, are 6.99 and 6.05 for the second quarter and 6.62 and 6.26 for the first six months of 2003 and 2002 respectively, and 4.46, 4.16, 5.06, 5.51, and 4.76 for the years 2002,
2001, 2000, 1999 and 1998, respectively. As AIGFP will continue to be a subsidiary, AIG expects that these ratios will continue to be lower than they would be if the fixed charges and operating results of AIGFP were not included therein.


      Excluding $900 million with respect to the World Trade Center and related losses and $2.02 billion with respect to the acquisition, restructuring and related charges, the ratio of earnings to fixed charges was 3.62 for 2001.


                                 USE OF PROCEEDS

      In consideration for issuing the Liquidity Facility Obligations or the Credit Facility Obligations, we will receive fees from the Issuer described in the relevant Prospectus Supplement. We expect that any such fees so received will be transferred to AIG or a subsidiary of AIG by means of dividends, loans or otherwise and used by AIG or such subsidiary for general corporate purposes. Except as otherwise described in the Prospectus Supplement relating to a particular series of Bonds, AIG will not receive separate fees from the Issuer of such Bonds in consideration for issuing the Guarantee Obligations.

                              PLAN OF DISTRIBUTION

      The Obligations will be offered from time to time in connection with the initial issuance of the Bonds of any series or the remarketing thereof in connection with the replacement by the Obligations of another liquidity facility or credit facility in effect with respect to such Bonds. The Obligations may also be offered in connection with Bonds bought by us. The Obligations may not be traded separately from the Bonds specified in the Prospectus Supplement. Such Bonds have been or will be offered pursuant to a separate Official Statement through any underwriters or agents named therein. We and AIG undertake no responsibility with respect to the accuracy or completeness of any Official Statement or any information set forth therein.

                             VALIDITY OF OBLIGATIONS

      Unless we state otherwise in any prospectus supplement, the validity of the securities will be passed upon for us by Sullivan & Cromwell LLP, New York, New York or by Kathleen E. Shannon, Senior Vice President, Secretary and Deputy General Counsel of AIG. Partners of Sullivan & Cromwell LLP involved in the representation of AIG beneficially own approximately 11,360 shares of AIG common stock. Ms. Shannon is regularly employed by AIG, participates in various AIG employee benefit plans under which she may receive shares of AIG common stock and currently beneficially owns less than 1% of the outstanding shares of AIG common stock.

                                     EXPERTS

      The consolidated financial statements of AIG and its subsidiaries and the related financial statement schedules included in its Annual Report on Form 10-K for the year ended December 31, 2002, incorporated herein by reference, are so incorporated in reliance upon the report of PricewaterhouseCoopers, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                  CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995

      We have included or incorporated by reference in this prospectus statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act off 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

      Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained under the caption "Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations -- Cautionary Statement Regarding Forward-Looking Information" in AIG's Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated in this prospectus by reference. See "Where You Can Find More Information" above for information about how to obtain a copy of this annual report.